EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 7, 2006	Contact: Helen W. Cornell
Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS RECORD LEVEL REVENUES, NET INCOME AND OPERATING
CASH FLOW IN 2005:
Fourth Quarter Revenues Increase 53% and Net Income Increases 86% Compared to the Previous Year
QUINCY, IL, (February 7, 2006) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the twelve months ended December 31, 2005 were $1.2 billion and $67.0 million, respectively; the Company’s highest levels since becoming an independent entity in 1994. Diluted earnings per share (DEPS) for the twelve months of 2005 was $2.74, 43% higher than the previous year. Revenues for the three months ended December 31, 2005 were $369.3 million, a 53% increase compared to the fourth quarter of the previous year, primarily as a result of acquisitions completed in 2005 and strong organic growth. Net income for the three months ended December 31, 2005 was $25.3 million, an 86% increase compared to the same period last year, as a result of the benefit of acquisitions and flow-through profitability on organic revenue growth. Diluted earnings per share for the three months of 2005 was $0.96, 43% higher than the previous year. Cash generated by operations increased 55% to $119 million in 2005, compared to $77 million in the previous year.
CEO’s Comments Regarding Results
“I look at 2005 as a year of many successes. I am pleased to report that the Company has once again achieved record orders, revenues, net income and operating cash flow. Our strategic acquisitions, internal revenue growth and cost reduction initiatives continue to result in increased earnings and cash flow for our shareholders. For the twelve-month period, total segment operating earnings (defined as revenues less cost of sales, depreciation and amortization, and selling and administrative expenses) as a percentage of revenues (operating margin) for the Company increased to 9.9% in 2005 from 8.4% in 2004. In 2005, we completed our largest acquisition to date, Thomas Industries, which has further diversified our revenue base, expanded our presence in higher growth end markets and broadened our sales channels with a strong focus on original equipment manufacturers. We realized significant order growth for compressor and pump products serving the energy market and blowers used for mobile applications in North America, and improved demand for compressors used in industrial applications. We strengthened our manufacturing processes through the use of lean practices, and used these tools to help some of our suppliers reduce their lead-times. Finally, we used cash generated from operations and cash repatriated from our international subsidiaries to significantly reduce our debt in the fourth quarter,” stated Ross Centanni, Chairman, President and CEO.

“Demand for our drilling and well stimulation pumps has been exceptional. For the twelve-month period of 2005, orders for drilling pumps and well servicing pumps increased more than 300% and 100%, respectively, compared to the previous year. Previous capital investments to improve production efficiencies enabled us to realize much of this order growth in revenues. We enter 2006 with a significant level of backlog, and expect demand for these products to remain strong into 2007. Orders for our industrial compressor, vacuum and blower products also continued to improve, with very strong growth in Asia and improving demand in North America, partially offset by lower demand for mobile products in Europe and a slower growth environment, in general, in this region.”
“Our efforts to integrate acquired businesses remain on plan. We expect to realize the benefit of the liquid ring pump manufacturing rationalization, which encompasses a shift in standard product manufacturing from Germany to China and Brazil, in early 2007. The integration of Thomas Industries, while in the early stages, has already yielded annualized administrative synergies in excess of $4.5 million. Further synergistic benefits through facility and product rationalization, sales channel leverage and material cost reductions are planned in 2006 for realization in early 2007. We completed the previously announced closure and sale of a distribution facility in the fourth quarter of 2005, realizing an $0.8 million pretax gain and generating $2.1 million of cash. We will continue to seek opportunities to reduce costs and sell excess assets in 2006, as we further streamline our operations.”
“In early January, the Company completed the acquisition of the Todo Group, for a purchase price of Swedish Krona (SEK) 118.5 million (approximately $15 million), net of debt and cash acquired. Todo, with assembly operations in Sweden and the U.K., and a central European sales and distribution operation in the Netherlands, has one of the most extensive offerings of dry-break couplers in the industry. Many of the world’s largest oil, chemical and gas companies rely on TODO-MATIC® self-sealing couplings to safely and efficiently transfer their products. This acquisition extends our product line of Emco Wheaton couplers, added as part of the Syltone acquisition in 2004, and strengthens the distribution of each company’s products throughout the world.”
Outlook
Looking forward, Mr. Centanni stated, “In 2006, I anticipate further cost reductions and acquisition integration savings. I believe broader implementation of our lean manufacturing techniques will contribute to inventory reductions and production efficiency improvements. Our manufacturing presence in Asia will enable our participation in the continued dynamic growth for industrial products in this region. Manufacturing capacity utilization in the U.S. exceeded the key threshold level of 80% for two consecutive months in the fourth quarter of 2005. Therefore, we enter 2006 with a feeling of cautious optimism that industrial demand will continue to expand, albeit slowly, and positively influence demand for our compressor and vacuum products. We expect that the combination of cost reductions realized through acquisition integration, efficiency improvements, and leverage associated with revenue growth will more than offset the effect of expensing stock options in 2006, resulting in year-over-year operating margin expansion.”

“Demand for our drilling and well stimulation pumps is extremely strong and we expect this to continue throughout 2006 and into 2007. To reduce potential manufacturing bottlenecks, we will continue to outsource machining operations to smooth our production processes and we expect to continue to ship product at rates that satisfy our customers’ requirements,” noted Mr. Centanni.
“Given the current economic environment, as well as our existing backlog and recent order trends, we expect DEPS for 2006 to be approximately $3.25 to $3.45, with first quarter DEPS approximating $0.65 to $0.75. The midpoint of this range ($3.35) represents a 22% increase over the 2005 results. This improvement is expected despite the reduction in DEPS associated with expensing stock options for the first time in 2006 and a greater number of average shares outstanding for the twelve-month period of 2006, as compared to 2005. Based on current expectations for the sources of earnings in 2006, the effective tax rate assumed in the DEPS guidance for 2006 is 30%.”
The Thomas Industries acquisition is expected to contribute net income of $8.4 million in 2006, compared to $2.5 million in 2005. However, in 2006, the Company will begin expensing stock options, in accordance with SFAS 123R, which was adopted on January 1, 2006. The after-tax effect of these expenses is estimated to be in a range of $3.6 million to $4.2 million for the year. A disproportionate amount of this expense will be recognized in the first quarter of 2006, due to the number of options held by employees eligible for retirement. The implementation of this accounting standard is expected to reduce net income by $1.7 million to $2.0 million in the first quarter of 2006. These estimates are based on an assumption that the value of the 2005 stock option grant recurs in 2006.
Fourth Quarter Results
Revenues increased $128.1 million (53%) to $369.3 million for the three months ended December 31, 2005, compared to the same period of 2004. Compressor and Vacuum Products segment revenues increased 58% for the three-month period of 2005, compared to the previous year, primarily due to the incremental effect of acquisitions, improved demand for compressor and blower products, especially in the Asian market, and price increases. Fluid Transfer Products segment revenues increased 32% for the three months ended December 31, 2005, compared to the same period of 2004, due to strong organic growth in drilling and well servicing pump shipments and price increases (See Selected Financial Data Schedule).
Orders exceeded revenues during the fourth quarter and for the full year of 2005, resulting in backlog increases. Orders for the three-month period of 2005 were $146.5 million (60%) higher than the same period of the previous year, due to acquisitions (43%) and organic growth (17%). For the twelve-month period of 2005, orders increased $584.0 million (74%). Acquisitions accounted for approximately two-thirds of this increase, with organic growth generating the remainder.
Gross margin (defined as revenues less cost of sales) as a percentage of sales (gross margin percentage) increased to 34.0% in the three-month period ended December 31, 2005, from 32.8% in the same period of 2004. This improvement was attributable to the benefit of leveraging costs over additional production volume, acquisitions and price increases. Favorable sales mix also contributed to increased gross margin as the fourth quarter of 2005 included a higher percentage of drilling pump sales than the previous year.
Selling and administrative expenses increased $15.7 million in the three-month period ended December 31, 2005 to $67.1 million, due to the incremental effect of acquisitions. Some acquisition-related adjustments were recognized during the fourth quarter, such as reducing pension expense to reflect the most recent actuarial valuations. Year-end adjustments reduced selling and administrative expenses approximately $2.4 million in the fourth quarter of 2005.
Operating earnings for the Compressor and Vacuum Products segment were 10.5% of revenues in the three months ended December 31, 2005, an increase from 7.4% in the same period of 2004. This increase is attributable to margin improvements realized at Nash Elmo since its acquisition, cost reductions initiated at Thomas Industries’ operations and year-end adjustments to selling and administrative expenses, partially offset by increased material, compensation and fringe benefit expenses. The Fluid Transfer Products segment operating margin increased to 21.6% for the three months ended December 31, 2005, compared to 16.1% in the same period of 2004. This improvement was attributable to the benefit of cost leverage over a higher revenue base, favorable mix, price increases and operational improvements.
Incremental borrowings necessary to complete acquisitions in 2005 and higher effective interest rates resulted in increased interest expense for the three months ended December 31, 2005, compared to the same period of 2004. The weighted average interest rate for the three-month period of 2005 was 6.9%, compared to 5.0% in the prior year period.
Net income for the three months ended December 31, 2005 increased $11.7 million (86%) to $25.3 million, compared to $13.6 million in same period of 2004. Diluted earnings per share for the three months of 2005 was $0.96, 43% higher than the previous year. The improvement in net income and DEPS was primarily attributable to the incremental benefit of acquisitions, cost reductions and synergy savings, and higher revenue volume and the related leverage of fixed and semi-fixed expenses. These results include approximately $2.7 million of net income from Thomas Industries’ operations for the three months ended December 31, 2005. The improvement in DEPS is net of the dilutive effect of the issuance of 5.7 million shares in May 2005 and a higher effective tax rate in 2005 (30%), compared to the previous year. In 2004, the effective annual tax rate was reduced to 29% through a decrease in the fourth quarter effective tax rate to 18%, arising from a one-time favorable tax audit settlement.
Full Year Results
Revenues increased $475.1 million (64%) to $1.2 billion in 2005, compared to $739.5 million in 2004. This increase was primarily due to acquisitions, which contributed $375.5 million in incremental revenues. Increased volume, especially from fluid transfer products, and price increases added to this improvement but were partially offset by changes in foreign currency exchange rates.

Revenues for the Compressor and Vacuum Products segment increased 70% to $1.0 billion in 2005. This increase was primarily due to acquisitions and increased volume of compressor and blower shipments in the U.S. and China, partially offset by foreign currency exchange rate fluctuations. Fluid Transfer Products segment revenues increased 43% to $214.9 million in 2005, driven by increased shipments in all product lines, but in particular drilling and well stimulation pumps, and price increases.
Incremental volume and the related benefit of increased cost leverage over a higher revenue base, and favorable sales mix, resulted in improved gross margin percentage (33.0% in 2005, compared to 32.6% in 2004). Acquisitions (net of cost reductions realized) also positively impacted gross margin percentage, as their gross margin percentage for the year was higher than the Company’s previously existing businesses. These positive factors were partially offset by higher material costs and some supply chain inefficiencies that affected material availability.
As a percentage of revenues, selling and administrative expenses decreased to 20.0% for the twelve-month period of 2005 from 21.3% in 2004, due to the leverage of incremental revenue volume and the completion of various integration activities and cost reductions. Selling and administrative expenses increased $84.9 million (54%) to $242.4 million in 2005, compared to $157.5 million in 2004, primarily due to acquisitions. Higher compensation and fringe benefit costs also contributed to this increase.
The Compressor and Vacuum Products segment generated operating margin of 8.6% in 2005, compared to 7.9% in 2004. This increase was primarily attributable to acquisitions (net of cost reductions realized) with operating margins higher than the Company’s previously existing businesses, cost reductions and favorable mix. These positive factors were partially offset by increased material costs and compensation-related expenses. The Fluid Transfer Products segment generated operating margin of 15.9% in 2005, compared to 10.0% in 2004. This improvement was primarily attributable to the positive effect of increased cost leverage over a higher revenue base, favorable mix, operational improvements and price increases.
Interest expense increased $20.3 million to $30.4 million in 2005, compared to 2004, due to higher average borrowings to fund acquisitions and higher average rates during the year. Income taxes increased in 2005, compared to the previous year, due to higher pretax income and a slightly higher rate in 2005 (30%) than in 2004 (29%).
Other income-net increased $4.8 million in 2005 to $5.4 million, compared to the previous year. This improvement was primarily due to litigation-related settlements, the sale of a distribution facility and interest income earned on the investment of financing proceeds prior to their use to complete the acquisition of Thomas Industries.
Net income increased $29.9 million (80%) to $67.0 million in 2005, compared to $37.1 million in 2004. Diluted earnings per share for the twelve months of 2005 was $2.74, 43% higher than the previous year. Net income for 2005 includes the incremental effect of the Nash Elmo acquisition for 8 months ($7.0 million) and the Thomas Industries acquisition for 6 months ($2.5 million). For the twelve-month period of 2005, Nash Elmo net income was

$11.3 million higher than the net income generated by this acquisition in 2004. The increase in DEPS was partially offset by higher average shares outstanding for the twelve-month period of 2005, as compared to 2004.
Cash provided by operating activities increased 55% to approximately $119 million in 2005. This improvement reflects the increased leverage of the revenue growth, with a continued focus on working capital management. Days sales outstanding decreased for the fifth consecutive quarter to 57 days, compared to 63 days at the end of 2004. Inventory decreased $7 million in the fourth quarter of 2005, resulting in improved turnover, but opportunities for further reductions exist through the expanded use of lean manufacturing techniques and additional supplier performance improvements.
The Company invested approximately $35.5 million in capital expenditures in 2005, compared to $19.6 million in 2004. The higher spending in 2005 reflected a full year of investments in Nash Elmo and six months of capital spending on Thomas Industries’ operations. Capital spending is currently expected to be approximately $45 million to $50 million in 2006, and will be used primarily to integrate businesses, introduce new products and improve operations. During the fourth quarter of 2005, the Company repatriated approximately $44 million of excess cash from its foreign subsidiaries and used the proceeds to repay debt. At year-end, debt to total capital was 46.4%, compared to 51.5 % on June 30, 2005, pro forma for the acquisition of Thomas Industries, which was completed July 1.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results” and “Outlook” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate acquisitions and realize anticipated cost savings, synergies and revenue enhancements; (2) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (3) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (4) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (5) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products;

(6) the Company’s ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) the risks associated with the reduced liquidity generated by the substantial additional indebtedness incurred to complete the Thomas Industries acquisition, including reduced liquidity for working capital and other purposes, increased vulnerability to general economic conditions and floating interest rates, and reduced financial and operating flexibility due to increased covenant and other restrictions in the Company’s credit facilities and indentures; (8) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (9) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company’s products; (10) the risks associated with environmental compliance costs and liabilities; (11) the ability to attract and retain quality management personnel; (12) the ability to avoid employee work stoppages and other labor difficulties; (13) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (16) changes in laws and regulations, including accounting standards, tax requirements and related interpretations or guidance. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and twelve-month periods ended December 31, 2005 and 2004 follow.
Gardner Denver will broadcast a conference call to discuss fourth quarter earnings on Tuesday, February 7, 2006 at 9:30 a.m. Eastern time, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005) is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).
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GARDNER DENVER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2005	2004	Change	2005	2004	Change

Revenues	$369,287	$241,198	53	$1,214,552	$739,539	64

Costs and Expenses:
Cost of sales	243,778	161,978	51	813,227	498,435	63
Depreciation and amortization	12,506	5,827	115	38,322	21,901	75
Selling and administrative	67,123	51,422	31	242,368	157,453	54
Interest expense	10,791	4,153	160	30,433	10,102	201
Other (income) expense, net	(1,104)	1,118	NM	(5,442)	(638)	NM

Total costs and expenses	333,094	224,498	48	1,118,908	687,253	63

Income before income taxes	36,193	16,700	117	95,644	52,286	83
Provision for income taxes	10,858	3,064	254	28,693	15,163	89

Net income	$25,335	$13,636	86	$66,951	$37,123	80

Basic earnings per share	$0.98	$0.69	42	$2.80	$1.96	43

Diluted earnings per share	$0.96	$0.67	43	$2.74	$1.92	43

Basic weighted average number of shares outstanding	25,976	19,880		23,914	18,955

Diluted weighted average number of shares outstanding	26,523	20,389		24,455	19,377

Shares outstanding as of 12/31	25,999	19,948

CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	12/31/05	9/30/05	Change	12/31/04
Cash and equivalents	$110,906	$114,556	(3)	$$64,601
Receivables, net	229,467	228,578	—	163,927
Inventories, net	207,326	214,033	(3)	138,386
Current assets	586,267	594,849	(1)	385,522

Total assets	1,718,068	1,733,755	(1)	1,028,609

Short-term debt and cur. maturities	26,081	31,332	(17)	32,949
Accounts payable and accrued liabilities	306,160	285,141	7	206,069
Current liabilities	332,241	316,473	5	239,018
Long-term debt, ex. cur. maturities	542,641	596,581	(9)	280,256

Total liabilities	1,059,779	1,095,792	(3)	623,133

Total stockholders’ equity	658,289	637,963	3	405,476

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2005	2004	Change	2005	2004	Change
Compressor and Vacuum Products
Revenues	$306,127	$193,212	58	$999,631	$589,382	70
Operating earnings	32,252	14,259	126	86,402	46,681	85
% of Revenues	10.5%	7.4%		8.6%	7.9%
Orders	313,208	195,506	60	1,044,388	611,262	71
Backlog	298,554	169,894	76	298,554	169,894	76

Fluid Transfer Products
Revenues	63,160	47,986	32	214,921	150,157	43
Operating earnings	13,628	7,712	77	34,233	15,069	127
% of Revenues	21.6%	16.1%		15.9%	10.0%
Orders	76,309	47,503	61	326,615	175,728	86
Backlog	161,889	52,271	210	161,889	52,271	210

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating earnings	$32,252	$14,259		$86,402	$46,681
Fluid Transfer Products operating earnings	13,628	7,712		34,233	15,069

Total segment operating earnings	45,880	21,971		120,635	61,750
Interest expense	10,791	4,153		30,433	10,102
Other (income) expense, net	(1,104)	1,118		(5,442)	(638)

Income before income taxes	$36,193	$16,700		$95,644	$52,286

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		%		%
		Change		Change
Compressor and Vacuum Products

2004 Revenues	$193.2		$589.4
Incremental effect of acquisitions	103.2	53%	375.5	64%
Effect of currency exchange rates	(7.0)	-4%	(2.1)	—
Other changes	16.7	9%	36.8	6%

2005 Revenues	306.1	58%	999.6	70%

2004 Orders	195.5		611.3
Incremental effect of acquisitions	105.7	54%	391.1	64%
Effect of currency exchange rates	(7.6)	-4%	(2.7)	—
Other changes	19.6	10%	44.7	7%

2005 Orders	313.2	60%	1,044.4	71%

Backlog as of 12/31/04			169.9
Incremental effect of acquisitions			90.7	53%
Effect of currency exchange rates			(9.4)	-5%
Other changes			47.4	28%

Backlog as of 12/31/05			298.6	76%

Fluid Transfer Products

2004 Revenues	48.0		150.2
Effect of currency exchange rates	(1.1)	-2%	(0.8)	-1%
Other changes	16.3	34%	65.5	44%

2005 Revenues	63.2	32%	214.9	43%

2004 Orders	47.5		175.7
Effect of currency exchange rates	(1.1)	-2%	(0.6)	—
Other changes	29.9	63%	151.5	86%

2005 Orders	76.3	61%	326.6	86%

Backlog as of 12/31/04			52.3
Effect of currency exchange rates			(2.0)	-3%
Other changes			111.6	213%

Backlog as of 12/31/05			161.9	210%

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
		%	% of		%	% of
		Change	Revenues		Change	Revenues
Revenues
2004 Revenues	$241.2			$739.5
Incremental effect of acquisitions	103.2	43%		375.5	51%
Effect of currency exchange rates	(8.1)	-3%		(2.9)	-1%
Other changes	33.0	13%		102.5	14%

2005 Revenues	369.3	53%		1,214.6	64%

Gross Margin
2004	79.2		32.8%	241.1		32.6%
Incremental effect of acquisitions	35.8	45%	34.7%	132.1	55%	35.2%
Other changes	10.5	13%		28.1	11%

2005	125.5	58%	34.0%	401.3	66%	33.0%

Depreciation & Amortization
2004	5.8		2.4%	21.9		3.0%
Incremental effect of acquisitions	5.0	86%	4.8%	16.6	76%	4.4%
Other changes	1.7	29%		(0.2)	-1%

2005	12.5	115%	3.4%	38.3	75%	3.2%

Selling & Administrative
2004	51.4		21.3%	157.5		21.3%
Incremental effect of acquisitions	18.6	36%	18.0%	81.4	52%	21.7%
Other changes	(2.9)	-5%		3.5	2%

2005	67.1	31%	18.2%	242.4	54%	20.0%

Total Segment Operating Earnings
2004	22.0		9.1%	61.8		8.4%
Incremental effect of acquisitions	12.2	55%	11.8%	34.1	55%	9.1%
Other changes	11.7	54%		24.7	40%

2005	45.9	109%	12.4%	120.6	95%	9.9%

Net Income
2004	13.6		5.6%	37.1		5.0%
Incremental effect of acquisitions	2.8	21%	2.7%	9.6	26%	2.6%
Other changes	8.9	65%		20.3	54%

2005	25.3	86%	6.9%	67.0	80%	5.5%